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                                                                  EXHIBIT 12 (b)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES

    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS


                                                                       YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1996        1995        1994        1993        1992
                                                       --------    --------    --------    --------    --------
Net earnings .......................................   $  2,632    $  2,261    $  1,918    $  1,478    $  1,251
Provision for income taxes .........................      1,172       1,071         896         664         415
Minority interest ..................................         86          81         109         114          14
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      3,890       3,413       2,923       2,256       1,680
                                                       --------    --------    --------    --------    --------
Fixed charges:
Interest ...........................................      7,114       6,520       4,464       3,503       3,713
One-third of rentals ...............................        177         170         153         138          90
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      7,291       6,690       4,617       3,641       3,803
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         41          21           9           4           6
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
  interest plus fixed charges ......................   $ 11,140    $ 10,082    $  7,531    $  5,893    $  5,477
                                                       ========    ========    ========    ========    ========
Preferred stock dividend requirements ..............   $     76     $    57    $     30    $     22    $     26
Ratio of earnings before provision for income
  taxes to net earnings ............................       1.45        1.47        1.47        1.45        1.34
                                                       --------    --------    --------    --------    --------
Preferred stock dividend factor on pre-tax basis ...        110          84          44          32          35
Fixed charges ......................................      7,291       6,690       4,617       3,641       3,803
                                                       --------    --------    --------    --------    --------
Total fixed charges and preferred stock dividend
  requirements .....................................   $  7,401    $  6,774    $  4,661    $  3,673    $  3,838
                                                       ========    ========    ========    ========    ========
Ratio of earnings to combined fixed charges and
  preferred  stock dividends .......................       1.51        1.49        1.62        1.60        1.43
                                                       ========    ========    ========    ========    ========
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